Pricing supplement No. 820 To prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated March 26, 2010; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$1,967,000    Alpha Overlay Securities due April 29, 2011 Linked to the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return and the Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return
General
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The securities are designed for investors who seek a return at maturity that offers exposure to 100% of the appreciation or depreciation of two target volatility indices, the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return and the Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return, reduced by the Adjustment Factor (as defined below).

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Investors should be willing to forgo any coupon payments and, if the combined performance of the indices is not sufficient to offset the effect of the Adjustment Factor over the term of the securities, to lose some or all of their initial investment. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due April 29, 2011
•	Minimum denominations of $1,000 (“Face Amount”) and integral multiples of $1,000 in excess thereof
•	The securities priced on March 26, 2010 (the “Trade Date”) and are expected to settle three business days later on March 31, 2010 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The securities are linked to the performance of two target volatility indices, as set forth below (each, a “Basket Index” and, collectively, the “Basket Indices”).
Basket Index	Ticker Symbol	Initial Reference Level†
Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return (the “Booster Index”)	DBCMBTVE	280.24
Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return (the “Harvest Index”)	DBCMHVEE	813.96
Redemption Amount:	At maturity, you will be entitled to receive a cash payment per $1,000 security Face Amount, calculated as follows:
$1,000 × (Final Basket Level/Initial Basket Level)
The minimum Redemption Amount will be zero. You could lose your entire investment in the securities, and your investment will be fully exposed to any depreciation in either Basket Index.
Initial Basket Level:	100
Basket Level:	On any trading day, subject to a minimum of zero, calculated as follows: 100 × (1 + Booster Performance + Harvest Performance – Adjustment Factor)
Final Basket Level:	The Basket Level as determined by the Calculation Agent on the Final Valuation Date.
Booster Performance:	determined using the Initial Reference Level and
Final Reference Level for the Booster Index
Harvest Performance:	determined using the Initial Reference Level and
Final Reference Level for the Harvest Index
Final Reference Level:
The closing level for the respective Basket Index on the Final Valuation Date, subject to postponement as described in “General Terms of the Securities — Market Disruption Events” and acceleration as described (each of the Trade Date and the Final Valuation Date, a “Valuation Date”)  in “General Terms of the Securities — Commodity Hedging Disruption Events” in this pricing supplement.

Adjustment Factor:	(0.0075 + 0.025 × (Days / 365)), where “Days” equals the number of calendar days from the Trade Date to, but excluding, the Final Valuation Date.
Trade Date:	March 26, 2010
Settlement Date:	March 31, 2010
Final Valuation Date
April 26, 2011, subject to postponement as described in “General Terms of the Securities — Market Disruption Events” and acceleration as described in “General Terms of the Securities — Commodity Hedging Disruption Events” in this pricing supplement.

Maturity Date:
April 29, 2011, subject to postponement as described in “General Terms of the Securities — Market Disruption Events” and acceleration as described in “General Terms of the Securities — Commodity Hedging Disruption Events” in this pricing supplement.

CUSIP/ISIN:	2515A0 2R 3 / US2515A02R35
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$1,967,000.00	$14,752.50	$1,952,247.50
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this pricing supplement. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 securities

The agents for this offering are our affiliates. For more information, please see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,967,000.00	$140.25

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

March 26, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

The following table illustrates the hypothetical Redemption Amounts per $1,000 security Face Amount, for hypothetical performances of the Booster Index and the Harvest Index, payable on the Maturity Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Redemption Amount
	Example 1	Example 2	Example 3	Example 4	Example 5
Booster Performance	10.00%	0.00%	-40.00%	1.00%	-50.00%
Harvest Performance	10.00%	30.00%	70.00%	1.00%	-50.00%
Adjustment Factor	3.46%	3.46%	3.46%	3.46%	3.46%
Final Basket Level	116.538	126.538	126.538	98.538	0.000
Redemption Amount	$1,165.38	$1,265.38	$1,265.38	$985.38	$0.00

The following examples use assumed Initial Reference Levels of 290 and 800 for the Booster Index and the Harvest Index, respectively. These are not the actual Initial Reference Levels as determined on the Trade Date.

Example 1: The Final Reference Level of the Booster Index increases by 10% to 319 from the Initial Reference Level of 290, and the Final Reference Level of the Harvest Index increases by 10% to 880 from the Initial Reference Level of 800. Assuming a period of 396 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $1,165.38 per $1,000.00 security Face Amount, calculated as follows:

$1,000 ×[1 + (319 / 290 - 1) + (880 / 800 - 1) - (0.75% + 2.5% × 396 / 365)] = $1,165.38

Example 2: The Final Reference Level of the Booster Index is 290, the same as the Initial Reference Level, and the Final Reference Level of the Harvest Index increases by 30% to 1,040 from the Initial Reference Level of 800. Assuming a period of 396 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $1,265.38 per $1,000.00 security Face Amount, calculated as follows:

$1,000 × [1 + (290 / 290 - 1) + (1,040 / 800 - 1) - (0.75% + 2.5% × 396 / 365)] = $1,265.38

Example 3: The Final Reference Level of the Booster Index decreases by 40% to 174 from the Initial Reference Level of 290, and the Final Reference Level of the Harvest Index increases by 70% to 1,360 from the Initial Reference Level of 800. Assuming a period of 396 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $1,265.38 per $1,000.00 security Face Amount, calculated as follows:

$1,000 × [1 + (174 / 290 - 1) + (1,360 / 800 - 1) - (0.75% + 2.5% × 396 / 365)] = $1,265.38

Example 4: The Final Reference Level of the Booster Index increases by 1% to 292.90 from the Initial Reference Level of 290, and the Final Reference Level of the Harvest Index increases by 1% to 808 from the Initial Reference Level of 800. Assuming a period of 396 calendar days from the Trade Date to the Final Valuation Date, you would receive a payment at maturity of $985.38 per $1,000.00 security Face Amount, calculated as follows:

$1,000 × [1 + (292.90 / 290 -1) + (808 / 800 - 1) - (0.75% + 2.5% × 396 / 365)] = $985.38

Example 5: The Final Reference Level of the Booster Index decreases by 50% to 145 from the Initial Reference Level of 290, and the Final Reference Level of the Harvest Index decreases by 50% to 400 from the Initial Reference Level of 800. Assuming a period of 396 calendar days from the Trade Date to the Final Valuation Date, you will lose your entire investment in the securities at maturity, as follows:

$1,000 × [1 + (145 / 290 - 1) + (400 / 800 - 1) - (0.75% + 2.5% × 396 / 365)] = $0.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities provide the opportunity for enhanced returns because any positive Booster Performance and Harvest Performance will be combined in calculating the Redemption Amount. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — The securities offer 100% participation in the appreciation or depreciation in each of the Booster Index and the Harvest Index, reduced by the Adjustment Factor. Any negative Booster Performance and Harvest Performance will be combined in calculating the Redemption Amount, resulting in a leveraged loss on your investment. Your payment at maturity will be further reduced by the Adjustment Factor. Because of the potential for leveraged loss and the effect of the Adjustment Factor, you could lose all or a substantial portion of your investment in the securities.

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RETURN LINKED TO THE PERFORMANCE OF TWO INDICES — The return on the securities, which may be positive or negative, is fully exposed to the performance of two target volatility indices: the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return and the Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return.

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return is a target volatility index and it seeks to achieve a 14% target volatility level in the Deutsche Bank Commodity Booster - Dow Jones-UBS IndexSM (“the Booster Base Index”) based on the realized volatility of the Booster Base Index over a defined period. The Booster Base Index represents a long commodity exposure and seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™.

The Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return

The Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return is a target volatility index and it seeks to achieve a 10% target volatility level in the Deutsche Bank Commodity Harvest ER After Cost Index - S&P GSCI Light Energy (“the Harvest Base Index”, and together with the Booster Base Index, the “Base Indices”) based on the realized volatility of the Harvest Base Index over a defined period. The Harvest Base Index contains an embedded fee of 0.60% per annum.  The Harvest Base Index represents a long position in the Deutsche Bank Commodity Booster Index-S&P GSCITM Light Energy (the “S&P Booster Index”) and a short position in the S&P GSCITM Light Energy Index (the “S&P GSCI Light Energy Index”). The S&P Booster Index seeks to outperform the S&P GSCI Light Energy Index by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™. The Harvest Base Index appreciates if the S&P Booster Index outperforms the S&P GSCI Light Energy Index by more than 0.60% per annum and depreciates otherwise.  The closing level of the Harvest Base Index is dependent on the relative performance of the S&P Booster Index and S&P GSCI Light Energy Index, i.e., whether and to the extent which, the S&P Booster Index will outperform the S&P GSCI Light Energy Index.

This section is a summary only of the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return and the Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return.  For more information on the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return and The Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return including a description of each Base Index, the optimum yield methodology, the DJUBS Index and the S&P GSCI Light Energy Index, see the information set forth under “The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return” and “The Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return” in this pricing supplement.

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THE ADJUSTMENT FACTOR REDUCES THE REDEMPTION AMOUNT AT MATURITY — The payment at maturity will be reduced by the Adjustment Factor. The Adjustment Factor is applied to the return on the securities regardless of whether the Final Reference Level on the Final Valuation Date is greater than, less than or equal to the Initial Reference Level for either Basket Index. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	TAX CONSIDERATIONS – You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of German tax considerations relating to the securities, you should review the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Indices. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON AN ACCELERATED BASIS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Basket Indices and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. Your investment will be fully exposed to 100% of any decline in the Booster Index and the Harvest Index. The Basket Level could decline very rapidly if both the Booster Index and the Harvest Index decline simultaneously. In addition, as a result of the Adjustment Factor, the performance of the Basket Indices will need to reflect, on a combined basis, a positive performance of at least 3.46% for you to receive your initial investment back at maturity. You will lose some or all of your initial investment if the Final Basket Level is less than the Initial Basket Level, and your loss may be accelerated because your investment is fully exposed to any negative Booster Performance and Harvest Performance, which performances are combined in calculating the Redemption Amount.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the securities. The payment at maturity on the securities is subject to the creditworthiness of the Issuer.

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THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY — The payment at maturity will be reduced because of the inclusion of the Adjustment Factor in the calculation of the Basket Level.  The Adjustment Factor reduces the return on the securities at maturity by approximately 3.46%. The dollar amount by which the Adjustment Factor reduces the Redemption Amount increases as the Final Reference Levels of the Basket Indices increase. The Adjustment Factor will be applied to calculate the Basket Level and the return on the securities on the Final Valuation Date regardless of whether or not the Final Reference Level is greater than the Initial Reference Level for either Basket Index. At maturity, you will receive less than your original investment unless the sum of the Booster Performance and the Harvest Performance, reduced by the Adjustment Factor, is equal to or greater than zero.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that comprise the components of the Base Indices are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The Commodity Futures Trading Commission (the “CFTC”) has recently announced that it is considering imposing position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of the Securities - Commodity Hedging Disruption Events” in this pricing supplement.

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THE ALLOCATION FEATURE OF EACH OF THE BASKET INDICES MAY MAGNIFY YOUR EXPOSURE TO DECREASES IN THE BASE INDICES AND/OR REDUCE YOUR EXPOSURE TO INCREASES IN THE BASE INDICES —  Each of the Booster Index and the Harvest Index adjusts the level of its investment in its Base Index on a monthly basis.  The level of participation by each Basket Index in its respective Base Index in any given month will depend on the volatility experienced by such Base Index over the previous three-month period, and may be less than or greater than 100%. For this reason, you may be exposed to any decreases in the levels of the Base Indices on an enhanced (i.e., greater than 100%) basis, and your participation in any increases in the levels of the Base Indices may be less than 100%.  The return on the securities, which may be positive or negative, is linked to the performance of the Basket Indices, which is based on the leveraged performance of the Base Indices. Your return, therefore, will depend primarily on whether, and the extent to which, the levels of the Base Indices increase or decrease during the term of the securities.

•	THE LEVERAGE FEATURE OF THE HARVEST INDEX MAY MAGNIFY THE EFFECT OF THE EMBEDDED FEE CONTAINED IN THE HARVEST BASE INDEX— As described in more detail under “The Deutsche Bank

Commodity Harvest - 10 IndexTM USD Total Return” in this pricing supplement, the Harvest Base Index contains an embedded fee of 0.60% per annum, which applies regardless of the performance of the Harvest Base Index. Because the level of participation of the Harvest Index in the Harvest Base Index may be greater than 100%, the effect of the embedded fee of the Harvest Base Index may be magnified in the Harvest Index. The maximum participation level of the Harvest Index in the Harvest Base Index for any given period is 500%. Therefore, the Harvest Index may be subject to an embedded fee of up to 3.00% per annum for a given period. This fee is in addition to, and irrespective of, the Adjustment Factor.

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EACH BASKET INDEX IS SUBJECT TO STRATEGY RISK — The Booster Index seeks to achieve a realized volatility of 14% in the Booster Base Index and the Harvest Index seeks to achieve a realized volatility of 10% in the Harvest Base Index.  Adjustments are made to the level of participation of each Basket Index in its respective Base Index based on the historical realized volatility of such Base Index.  The realized volatility of the Booster Base Index and the Harvest Base Index could differ significantly from its respective historical realized volatility. It is therefore possible for a Basket Index to achieve realized volatility that differs, perhaps significantly, from its target volatility. This could have an adverse effect on the performance of such Basket Index and consequently on the return on the securities.

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THE BASE INDICES ARE SUBJECT TO STRATEGY RISK — The Booster Base Index reflects a strategy that seeks to outperform the DJUBS Index by employing a rule-based approach when it replaces constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), the Booster Base Index rolls to the relevant new futures contracts (from the list of tradable futures contracts which expire in the next thirteen months) in a manner that seeks to generate the maximum implied roll yield (“Optimal Roll Yield Strategy”). The Booster Base Index aims to maximize the potential roll benefits in backwardated markets (where future prices are less than spot prices) and minimize potential roll losses in contango markets (where future prices are greater than spot prices).  The Harvest Base Index reflects a strategy that takes a long position in the S&P Booster Index and a short position in the S&P GSCI Light Energy Index. The S&P Booster Index employs an Optimal Roll Yield Strategy to replace constituent futures contracts approaching expiration with those futures contracts having a later expiration, which would generate the maximum implied roll yield, in order to maximize the potential roll benefits in backwardated markets and minimize potential roll losses in contango markets. The Optimal Roll Yield Strategy may not be successful, and the levels of the Base Indices, and therefore the levels of the Basket Indices, may decrease.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE BASE INDEX CONSTITUENTS — As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Base Indices may have.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE BASE INDICES— The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Base Indices, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Base Indices may reduce the performance of the Base Indices as a whole, and thereby affect the performance of the Basket Indices and your securities.

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THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield to the Maturity Date on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. You will receive a positive return on your investment at maturity only if the Final Basket Level as measured on the Final Valuation Date exceeds the Initial Basket Level. Even if the Final Basket Level on the Final Valuation Date is greater than the Initial Basket Level, the yield to the Maturity Date may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full Face Amount of your securities, the issue price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the issue price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the market value of the securities declines.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) may offer to purchase the securities in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which DBSI is willing to buy the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT AND THE SPONSOR OF THE BASKET INDICES AND BASE INDICES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities and the sponsor of the Basket Indices and the Base Indices (the “Index Sponsor”). We, as the Index Sponsor, will determine whether there has been a Market Disruption Event with respect to a Basket Index or its respective Base Index. In the event of any such Market Disruption Event, we may use an alternate method to calculate the closing level of the applicable Basket Index. As the Index Sponsor, we carry out calculations necessary to promulgate the Basket Indices and the Base Indices, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate a Basket Index and its Base Index in the event the regular means of determining such Basket Index or its Base Index are unavailable at the time a determination is scheduled to take place. While we will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, the Basket Indices and the Base Indices, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities and the levels of the Basket Indices. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities and the sponsor of the Basket Indices may affect the Redemption Amount you receive at maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Basket Indices and/or the Base Indices, investment strategies reflected by the Basket Indices, the Base Indices or any underlying components of the Base Indices (or various contracts or products related to the Basket Indices or Base Indices or any components thereof). This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the Basket Level and, therefore, the value of the securities or the potential payout on the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the indices to which the securities are linked.

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THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — We expect that, generally, the levels of the Basket Indices on any day will affect the value of the securities more than any other single factor. While the value of the securities in the secondary market should vary in proportion to changes in the levels of the Basket Indices, the value of the securities will be affected by a number of other factors that may either offset or magnify each other, including: the levels of the Base Indices, the realized volatility of the Base Indices; the time remaining to maturity of the securities; the composition of the Base Indices and any changes to the components underlying the Base Indices; the commodity markets generally; supply and demand for the commodities reflected in the Base Indices; interest and yield rates generally; monetary policies of the Federal Reserve Board and other central banks of various countries; inflation and expectations concerning inflation; supply and demand for the securities; a variety of economic, financial, political, regulatory or judicial events including wars, acts of terrorism; and natural disasters; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE CORRELATION AMONG THE BASKET INDICES COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Indices increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased correlation among the Basket Indices, in particular in a down market. The value of the securities may also be adversely affected by decreased correlation between the Basket Indices, meaning the positive performance of one Basket Index could be entirely offset by the negative performance of the other.

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THE BASKET INDICES HAVE VERY LIMITED PERFORMANCE HISTORY — Publication of the Booster Index began on August 8, 2009, and publication of its Base Index began on February 27, 2008. Publication of the Harvest Index began on October 25, 2008, and publication of its Base Index began on December 15, 2007. Therefore, the Basket Indices and the Base Indices have very limited performance history, and no actual investment that allowed tracking of the performance of any Basket Index or its Base Index was possible before these respective dates.

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LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE UNDERLYING COMMODITIES — Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. The effect of any future legal or regulatory action relating to commodities is not possible to predict, but any such action could cause unexpected volatility and instability in commodity markets with a substantial and adverse effect on the performance of the Base Indices and Basket Indices and, consequently, the value of the securities.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the constituents of the Base Indices may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Base Indices, consequently the levels of the Basket Indices and the value of your securities in varying ways, and different factors may cause the values of the constituents of the Base Indices and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•
THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of certain commodities included in the Base Indices are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer prices of certain commodities included in the Base Indices could be adversely affected and the levels of the Basket Indices could be reduced, which will have an adverse effect on your payment at maturity.

•
THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Commodities are variously affected by, among other things, weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs.

•
THE COMMODITY PRICES REFLECTED IN THE BASE INDICES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Base Indices may be produced in emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the levels of the Base Indices and, consequently, the levels of the Basket Indices and the return on your investment.

•
IF THE LIQUIDITY OF THE COMMODITIES INCLUDED IN THE BASE INDICES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the closing levels of the Base Indices and, therefore, on the levels of Basket Indices and the return on your securities. Limited liquidity relating to the commodities included in the Base Indices may also result in the Index Sponsor being unable to determine the levels of the Basket Indices or Base Indices using its normal means.

•
SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the levels of the Base Indices and, therefore, the levels of the Basket Indices and the value of your securities.

•
TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Basket Indices, including on the Final Valuation Date, which would affect your payment at maturity. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts, as described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described in “U.S. Federal Income Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Basket Indices

For the purpose of this section:

The “Index Sponsor” is Deutsche Bank AG, London Branch.

The “Base Index” means

•	with respect to the Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return, the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM; and

•	with respect to the Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return, the Deutsche Bank Commodity Harvest ER After Cost Index - S&P GSCI Light Energy.

  The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return

General

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return (the “Booster Index”) is intended to reflect the effect of a dynamic allocation strategy in respect of the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM, the Base Index of the Booster Index, based on a fixed target volatility level and the realized volatility of the Base Index over a defined period.  The inception date of the Booster Index was August 8, 2009.

The Booster Index has been calculated back to a base date of November 28, 1997.  The level of the Booster Index is calculated on an excess return basis (the “TV ER Closing Level”). The TV ER Closing Level was set equal to 100 on November 28, 1997.  The TV ER Closing Levels are quoted in U.S. Dollars.

The Booster Index uses an allocation strategy that seeks to maintain a target volatility of 14% in the Base Index. Whereas the Base Index has no controls for volatility, the Booster Index dynamically controls the exposure to the Base Index in order to target realized volatility of 14%.

Rebalancing occurs monthly to reset the participation of the Booster Index in the Base Index, based upon a comparison of the actual volatility experienced by the Base Index over the previous three months to the target volatility. Notional participation in the Base Index increases when the realized volatility of the Base Index over the previous three months has gone down, and notional participation decreases when the realized volatility of the Base Index has gone up. The maximum participation of the Booster Index in the Base Index is 500%.

If, at a Rebalancing Date (as defined below), the actual volatility experienced by the Base Index over the previous three months is 14%, the participation of the Booster Index in the Base Index will be 100%. If, at the Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is less than 14%, the participation of the Booster Index in the Base Index will be reset to a level greater than 100%, but no greater than 500%. To maintain the target volatility of 14%, the Booster Index attempts to compensate for such lower historical volatility in the Base Index by increasing participation going forward. Conversely, if, at a Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is greater than 14%, the participation of the Booster Index in the Base Index will be reset to a level less than 100%. In this scenario, to maintain the target volatility of 14%, the Booster Index attempts to compensate for such higher historical volatility in the Base Index by decreasing participation going forward.  The participation in the Base Index is assessed at each monthly Rebalancing Date.

By way of example, if the realized volatility of the Base Index for a given three-month period is 7% (equal to 50% of the target volatility of 14%), the participation of the Booster Index in the Base Index will be reset to 200%, and the investor will have 200% exposure to the performance of the Base Index. Conversely, if the realized volatility of the Base Index for a given three-month period is 28% (equal to 200% of the target volatility of 14%), the participation of the Booster Index in the Base Index will be reset to 50%, and the investor will have 50% exposure to the performance of the Base Index.

As of March 26, 2010, the participation level of the Booster Index in the Base Index was 82.93%.

The Base Index - the Deutsche Bank Commodity Booster-Dow Jones-UBS IndexTM

The Base Index is sponsored by Deutsche Bank AG, London Branch.  The Base Index seeks to outperform the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) (described below) by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”) (see “Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield”) and, at the time of each annual re-weighting, assigning them the same weights as those commodity futures contracts have in the DJUBS Index.  For Live Cattle, Soybean Oil, and Lean Hogs, the respective DJUBS Index weight for that commodity is assigned to the corresponding DJUBS Index sub-index. The constituent commodities included in the Base Index are set forth below.

For each index constituent in the Base Index, the selected futures contract is rolled to a new contract when the existing contract is close to expiration. The Base Index re-weights on an annual basis after the new DJUBS Index weights have been announced.

The Index Sponsor calculates a closing level for the Base Index on an “excess return” basis (the “ER Closing Level”) on each Index Business Day.

The inception date of the Base Index was February 27, 2008.

The DJUBS Index

The DJUBS Index is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time.  In order to accomplish these objectives, the DJUBS Index is designed to provide weights that reflect economic significance, diversification, continuity and liquidity.  To determine its component weightings, the DJUBS Index relies primarily on liquidity data, or the relative amount of trading activity of a particular commodity.  To balance the DJUBS Index beyond world production weighting, the DJUBS Index weights are also determined by several rules designed to ensure diversified commodity exposure as disproportionate weighting of any particular commodity or sector may increase volatility.  With respect to diversification, the DJUBS Index does not allow related groups of commodities (e.g., energy or precious metals) to constitute more than 33% of the DJUBS Index, and no single commodity may constitute less than 2% or more than 15% of the DJUBS Index. The DJ-UBS Commodity Index Advisory Committee meets annually to determine the composition of the DJUBS Index in accordance with the index methodology established in the DJ-UBS Handbook as published by the sponsors of the DJUBS Index – Dow Jones & Company, Inc. (“Dow Jones”) and UBS Securities LLC (“UBS”).

Components of the Base Index

The table below shows those sub-indices included in the Base Index, as well as their respective weights within the Base Index, as of March 26, 2010.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight in Base Index
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	15.2%
DBLCI-OY GC (Gold)	N.Y. Mercantile Exchange - COMEX	DBLCOGCE Index	9.42%
DBLCI-OY NG (Natural Gas)	N.Y. Mercantile Exchange	DBLCYENG Index	8.68%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	8.18%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	8.16%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	7.13%
DBLCI-OY MAL (Aluminium)	London Metal Exchange	DBLCOALE Index	5.82%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	4.45%
DJ UBS Live Cattle ER	Chicago Mercantile Exchange	DJUBSLC Index	3.88%
DBLCI-OY HO (Heating Oil)	N.Y. Mercantile Exchange	DBLCOHOE Index	3.81%
DBLCI-OY RB (RBOB Gasoline)	N.Y. Mercantile Exchange	DBLCYERB Index	3.72%
DJ UBS Soybean Oil ER	Chicago Board of Trade	DJUBSSBO Index	3.25%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	3.19%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	3.17%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	2.86%
DBLCI-OY KC (Coffee ""C"")	ICE Futures U.S.	DBLCYEKC Index	2.58%
DBLCI-OY SB (Sugar #11)	ICE Futures U.S.	DBLCYESB Index	2.19%
DBLCI-OY CT (Cotton #2)	ICE Futures U.S.	DBLCYECE Index	2.17%
DJ UBS Lean Hogs ER	Chicago Mercantile Exchange	DJUBSLH Index	2.12%

Methodology of the Booster Index

Participation in the Base Index

The level of notional participation of the Booster Index in the Base Index is referred to herein as the “Allocation.” The Allocation, in respect of a Rebalancing Date (as defined below), is an amount expressed as a percentage equal to:

Where:

“Maximum Participation” is 500%;

“Target Volatility” is 14%; and

“3m Realized Volatility (T)” is the 3m Realized Volatility calculated on the relevant Rebalancing Date.

Rebalancing occurs on the last Index Business Day of each calendar month (the “Rebalancing Date”). To calculate the Allocation on the Rebalancing Date, the Index Sponsor uses the ER Closing Level of the Base Index on the third-to-last Index Business Day of each calendar month (the “Calculation Date”).

An “Index Business Day” means a day (other than a Saturday or Sunday):

(a)	on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City; and

(b)	on which the exchange for each underlying commodities futures contract is open.

“3m Realized Volatility” means, in respect of a Rebalancing Date, the three-month realized return volatility of the Base Index for the relevant Realized Volatility Calculation Period (as defined below) calculated in accordance with the following formula:

Where:

“nbd(T)” means, in respect of the relevant Calculation Date, the number of Index Business Days in the relevant Realized Volatility Calculation Period; and

“Return (tj)” means the log return of the Base Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period, calculated as follows:

Where:

“ln” means the natural log function;

“Index (tj) ” means the ER Closing Level of the Base Index on the jth Index Business Day in the relevant Realized Volatility Calculation Period; and

“Index (tj –1)” means the ER Closing Level of the Base Index on the Index Business Day immediately preceding the jth Index Business Day in the relevant Realized Volatility Calculation Period.

“Realized Volatility Calculation Period” means, in respect of a Calculation Date, the period from (but excluding) the Calculation Date falling in the third calendar month prior to the month in which the Calculation Date falls to (and including) the Calculation Date.

Excess Return Calculation

The Index Sponsor will calculate a closing level for the Booster Index on an “excess return” basis. The excess return calculation reflects the daily percentage that the Base Index has changed as compared to its ER Closing Level on the last

Rebalancing Date. This percentage change is weighted by the current Allocation of the Booster Index to the Base Index. The minimum closing level for the Booster Index is 0.

Subject to any Index Adjustment Event (as defined below), the TV ER Closing Level of the Booster Index on each Index Business Day is calculated by the Index Sponsor as the product of (A) the TV ER Closing Level on the Rebalancing Date immediately preceding such Index Business Day and (B) the sum of (i) 1 and (ii) the product of (x) the Allocation on the Rebalancing Date immediately preceding such Index Business Day and (y) (a) the quotient of (i) the ER Closing Level of the Base Index on such Index Business Day (as numerator) and (ii) the ER Closing Level of the Base Index on the Rebalancing Date immediately preceding such Index Business Day less (b) 1.

Expressed as a formula:

Where:

“TV(t)” is the TV ER Closing Level of the Booster Index for the relevant Index Business Day;

“TV (m(t))” is the TV ER Closing Level of the Booster Index on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Allocation (m(t))” is the Allocation on the Rebalancing Date immediately preceding the relevant Index Business Day;

“Index (t)” means the ER Closing Level of the Base Index on the relevant Index Business Day; and

“Index (m(t))” means the ER Closing Level of the Base Index on the Rebalancing Date immediately preceding the relevant Index Business Day.

Corrections to the ER Closing Level

In calculating the TV ER Closing Level, the Index Sponsor will have regard to subsequent corrections to the ER Closing Level of the Base Index in the period up to and including the Index Valuation Time on the third Index Business Day following the Index Business Day to which the TV ER Closing Level relates but not thereafter.

Index Adjustment Events

An “Index Adjustment Event” may occur if a Base Index Disruption Event occurs in relation to the Base Index on any Base Index Scheduled Publication Day, in which case the Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the closing levels by reference to the ER Closing Level of the Base Index on the immediately preceding Valid Date for a period of up to ten successive Base Index Scheduled Publication Days; or

(ii)	select a Successor Base Index in respect of the Base Index; or

(iii)	permanently cancel the Booster Index and the publication of the closing levels relating to the Booster Index.

In the case of (i) above, if a Base Index Disruption Event continues for the period of ten successive Base Index Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (ii) or (iii) above shall apply, as selected by the Index Sponsor in its sole and absolute discretion.

If a Base Index Cancellation or Base Index Modification occurs, the Index Sponsor will on the day on which such Base Index Modification or Base Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either (a) select a Successor Base Index in respect of the Base Index; or (b) permanently cancel the Booster Index and the publication of the closing levels relating to the Booster Index or (c) make such determinations and/or adjustments to the terms of this description of the Booster Index as it considers appropriate to determine the closing levels on any such day.

For the purposes of this description:

“Base Index Disruption Event” means, in respect of the Base Index, on a Base Index Scheduled Publication Day the Index Sponsor fails to calculate and announce a closing level.

“Base Index Scheduled Publication Day” means, in respect of the Base Index, a day on which the ER Closing Level is (or but for the occurrence of a Base Index Disruption Event or Force Majeure Event (as defined below) would have been) published.

“Base Index Cancellation” means, in respect of the Base Index, on or prior to a Index Business Day the Index Sponsor permanently cancels the Base Index and no Successor Base Index exists.

“Base Index Modification” means, in respect of the Base Index, on or prior to an Index Business Day the Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating the Base Index or in any other way materially modifies the Base Index (other than a modification prescribed in that formula or method to maintain the Base Index in the event of changes in the constituent contracts or commodities and other routine events).

The “Index Valuation Time” means 11:00 pm (London time) on each Index Business Day or, if the publication time of any closing price in respect of any commodity underlying the Base Index is amended, such other time as the Index Sponsor may determine and announce to be the Index Valuation Time.

“Successor Base Index” means the index which will be deemed to be the Base Index for the purposes of determining the ER Closing Level if the Base Index is (A) not calculated and announced by the Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (B) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of the Base Index.

“Valid Date” means a day which is a Base Index Scheduled Publication Day and a day in respect of which a Base Index Disruption Event has not occurred.

Force Majeure Events

If a Force Majeure Event occurs on an Index Business Day, the Index Sponsor may in its discretion:

(i)	make such determinations and/or adjustments to the terms of the Booster Index as it considers appropriate to determine the TV ER Closing Level on any such Index Business Day; and/or
(ii)	defer publication of the information relating to the Booster Index until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or
(iii)	permanently cancel publication of the information relating to the Booster Index.

For the purposes of this description:

A “Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the determination of the TV ER Closing Level in respect of the Booster Index.

Index Sponsor

All determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Change in the Methodology of the Booster Index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Booster Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate.  The Index Sponsor may also make modifications to the terms of the Booster Index in any manner that it may deem necessary, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Booster Index.

Publication of TV ER Closing Levels

Subject to the information provided in “Index Adjustment Events” and “Force Majeure Events” above, the Index Sponsor will publish the TV ER Closing Level on Bloomberg page DBCMBTVE <index> or any successor thereto, for each Index Business Day as soon as practicable after the Index Valuation Time.

In case of any conflict between the TV ER Closing Level published on Bloomberg page DBCMBTVE <Index> and the TV ER Closing Level as calculated pursuant to the Index description contained herein and the related Index rules (the “Rules”), the TV ER Closing Level calculated pursuant to the Index Rules will prevail.

The Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return

General

The Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return (the “Harvest Index”) is intended to reflect the effect of a dynamic allocation strategy in respect of the Deutsche Bank Commodity Harvest ER After Cost Index - S&P GSCI Light Energy, the Base Index of the Harvest Index, based on a fixed target volatility level and the realized volatility of the Base Index over a defined period.  The inception date of the Harvest Index was October 25, 2008.

The Harvest Index has been calculated back to a base date of November 17, 1997.  The level of the Harvest Index is calculated on an total return basis (the “TV TR Closing Level”). The TV TR Closing Level was set equal to 100 on November 28, 1997.  The TV TR Closing Levels are quoted in U.S. Dollars.

The Harvest Index uses an allocation strategy that seeks to maintain a target volatility of 10% in the Base Index. Whereas the Base Index has no controls for volatility, the Harvest Index dynamically controls the exposure to the Base Index in order to target realized volatility of 10%.

Rebalancing occurs monthly to reset the participation of the Harvest Index in the Base Index, based upon a comparison of the actual volatility experienced by the Base Index over the previous three months to the target volatility. Notional participation in the Base Index increases when the realized volatility of the Base Index over the previous three months has gone down, and notional participation decreases when the realized volatility of the Base Index has gone up. The maximum participation of the Harvest Index in the Base Index is 500%. The Base Index contains an embedded fee of 0.60% per annum and the participation of the Harvest Index reflects a leveraged position in its Base Index. Because the participation of the Harvest Index can be as high as 500%, the embedded fee for the Harvest Index can be as high as 3.00% per annum during any period in which the leverage is 500%.

If, at a TV Rebalancing Date (as defined below), the actual volatility experienced by the Base Index over the previous three months is 10%, the participation of the Harvest Index in the Base Index will be 100%. If, at the TV Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is less than 10%, the participation of the Harvest Index in the Base Index will be reset to a level greater than 100%, but no greater than 500%. To maintain the target volatility of 10%, the Harvest Index attempts to compensate for such lower historical volatility in the Base Index by increasing participation going forward. Conversely, if, at a Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is greater than 10%, the participation of the Harvest Index in the Base Index will be reset to a level less than 100%. In this scenario, to maintain the target volatility of 10%, the Harvest Index attempts to compensate for such higher historical volatility in the Base Index by decreasing participation going forward.  The participation in the Base Index is assessed at each monthly Rebalancing Date.

By way of example, if the realized volatility of the Base Index for a given three-month period is 5% (equal to 50% of the target volatility of 10%), the participation of the Harvest Index in the Base Index will be reset to 200%, and the investor will have 200% exposure to the performance of the Base Index. Conversely, if the realized volatility of the Base Index for a given three-month period is 20% (equal to 200% of the target volatility of 10%), the participation of the Harvest Index in the Base Index will be reset to 50%, and the investor will have 50% exposure to the performance of the Base Index.

As of March 26, 2010, the participation level of the Harvest Index in the Base Index was 430.51%.

The Base Index - the Deutsche Bank Commodity Harvest ER After Cost Index - S&P GSCI Light Energy

The Base Index is sponsored by Deutsche Bank AG, London Branch.  The Base Index takes a long position in the Deutsche Bank Commodity Booster Index-S&P GSCITM Light Energy (the “S&P Booster Index”) and a short position in the S&P GSCI™ Light Energy Index (the “S&P GSCI Light Energy Index”) (described below). The S&P Booster Index seeks to outperform the S&P GSCI Light Energy Index by selecting constituent commodity futures contracts using the futures contract rolling methodology of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”) (see “Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield”) and, at the time of each annual re-weighting, assigning them the same weights as those commodity futures contracts have in the S&P GSCI Light Energy Index.  For livestock and those commodities in the S&P GSCI Light Energy Index for which there is no corresponding DBLCI-OY constituent commodity, the respective S&P GSCI Light Energy Index weight for that commodity is assigned to the corresponding S&P GSCITM single commodity index. The constituent commodities included in the S&P Booster Index are set forth below.

For each index constituent in the S&P Booster Index, the selected futures contract is rolled to a new contract when the existing contract is close to expiration. The S&P Booster Index re-weights on an annual basis after the new S&P GSCI Light Energy Index weights have been announced.

The Index Sponsor calculates a closing level for the Base Index on an “excess return” basis (the “Harvest ER Closing Level”) on each Index Business Day.

The inception date of the Base Index was December 15, 2007.

The S&P GSCI Light Energy Index

The S&P GSCI Light Energy Index is comprised of the same commodity future as the S&P GSCI Index but with those weights for contracts in the energy sector having been divided by 4 and with resulting higher weights of the remaining S&P GSCI Index commodities. The S&P GSCI Index is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time.  In order to accomplish these objectives, the S&P GSCI Index is calculated primarily on a world production-weighted basis and comprises the principal physical commodities that are the subject of active, liquid futures contracts markets. There is no limit on the number of contracts that may be included in the S&P GSCI Index; any contract that satisfies the eligibility criteria and the other conditions specified in this S&P GSCI Index Methodology as published by Standard & Poor’s will be included. This feature is intended to enhance the suitability of the S&P GSCI Index as a benchmark for commodity market performance and to reflect general levels of price movements and inflation in the world economy.

Components of the S&P Booster Index

The table below shows those sub-indices included in the S&P Booster Index, as well as their respective weights within the S&P Booster Index, as of March 26, 2010.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight in Base Index
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	19.85%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	8.24%
DBLCI-OY LCO (Brent Crude)	CE Futures U.K.	DBLCYECO Index	7.8%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	6.52%
DBLCI-OY GC (Gold)	COMEX	DBLCOGCE Index	6.02%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	5.86%
S&P Goldman Sachs Live Cattle Index	Chicago Mercantile Exchange	SPGCLCP Index	5.73%
DBLCI-OY MAL (Aluminium)	London Metal Exchange	DBLCOALE Index	5.71%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	4.79%
DBLCI-OY SB (Sugar #11)	ICE Futures U.S.	DBLCYESB Index	4.47%
S&P Goldman Sachs Lean Hogs Index	Chicago Mercantile Exchange	SPGCLHP Index	3.12%
DBLCI-OY LGO (Gasoil)	ICE Futures U.K.	DBLCYEGO Index	3.02%
DBLCI-OY HO (Heating Oil)	N.Y. Mercantile Exchange	DBLCOHOE Index	2.46%
DBLCI-OY CT (Cotton #2)	ICE Futures U.S.	DBLCYECE Index	2.44%
DBLCI-OY RB (RBOB Gasoline)	N.Y. Mercantile Exchange	DBLCYERB Index	2.4%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	1.98%
DBLCI-OY NG (Natural Gas)	N.Y. Mercantile Exchange	DBLCYENG Index	1.9%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	1.54%
DBLCI-OY KC (Coffee ""C"")	ICE Futures U.S.	DBLCYEKC Index	1.54%
DBLCI-OY KW (Kansas Wheat)	Kansas City Board of Trade	DBLCYEKW Index	1.16%
DBLCI-OY MPB (Standard Lead)	London Metal Exchange	DBLCYEPB	1.07%
S&P Goldman Sachs Feeder Cattle Index	Chicago Mercantile Exchange	SPGCFCP Index	0.95%
DBLCI-OY CC (Cocoa)	ICE Futures U.S.	DBLCYECC Index	0.73%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	0.73%

Methodology of the Harvest Index

Participation in the Base Index

The level of notional participation of the Harvest Index in the Base Index is referred to herein as the “Allocation.” The Allocation, in respect of a TV Rebalancing Date (as defined below), is an amount expressed as a percentage equal to:

Where:

“Maximum Participation” is 500%;

“Target Volatility” is 10%; and

“3m Realized Volatility (T)” is the 3m Realized Volatility calculated on the relevant TV Rebalancing Date.

Rebalancing occurs on the last Index Business Day of each calendar month (the “TV Rebalancing Date”). To calculate the Allocation on the TV Rebalancing Date, the Index Sponsor uses the ER Closing Level of the Base Index on the third-to last Index Business Day of each calendar month (the “TV Calculation Date”).

A “Harvest Index Business Day“ means a day (other than a Saturday or Sunday):

(a)	on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City; and

(b)	on which the exchange for each underlying commodities futures contract is open.

“3m Realized Volatility” means, in respect of a TV Rebalancing Date, the three-month realized return volatility of the Base Index for the relevant Realized Volatility Calculation Period (as defined below) calculated in accordance with the following formula:

Where:

“nbd(T)” means, in respect of the relevant TV Calculation Date, the number of Harvest Index Business Days in the relevant Realized Volatility Calculation Period; and

“Return (tj)” means the log return of the Base Index on the jth Harvest Index Business Day in the relevant Realized Volatility Calculation Period, calculated as follows:

Where:

“ln” means the natural log function;

“Index (tj) ” means the Harvest ER Closing Level of the Base Index on the jth Harvest Commodity Index Business Day in the relevant Realized Volatility Calculation Period; and

“Index (tj –1)” means the Harvest ER Closing Level of the Base Index on the Harvest Index Business Day immediately preceding the jth Harvest Index Business Day in the relevant Realized Volatility Calculation Period.

“Realized Volatility Calculation Period” means, in respect of a TV Calculation Date, the period from (but excluding) the TV Calculation Date falling in the third calendar month prior to the month in which the TV Calculation Date falls to (and including) the TV Calculation Date.

Total Return Calculation

The Index Sponsor will calculate a closing level for the Harvest Index on a “total return” basis. Subject to any Index Adjustment Event (as defined below), the TV TR Closing Level is calculated on each Harvest Index Business Day (the “relevant Harvest Index Business Day”) by the Index Sponsor and is equal to the TV TR Closing Level on the Harvest Index Business Day immediately preceding the relevant Harvest Index Business Day multiplied by the sum of (i) (1) the Harvest TV ER Closing Level (as calculated under “The Harvest TV ER Closing Level” below) on the relevant Harvest Index Business Day divided by (2) the Harvest TV ER Closing Level for the Harvest Index Business Day immediately preceding the relevant Harvest Index Business Day (the “Preceding Day Harvest TV ER Closing Level”) and (ii) the sum of (a) 1 and (b) the TBill Accrual Factor (as defined below) for the relevant Harvest Index Business Day, such sum raised to the power of 1 plus the number of days which are not Harvest Index Business Days during the period from (but excluding) the Index Business Day immediately preceding the relevant Harvest Index Business Day to (but excluding) the relevant Harvest Index Business Day minus (iii) 1;

Expressed as a formula:

Where:

“d” is the relevant Harvest Index Business Day;

“d-1” is the Harvest Index Business Day immediately preceding the relevant Harvest Index Business Day;

“TRd” is the TV TR Closing Level for the relevant Index Business Day;

“ERd” is the Harvest TV ER Closing Level for the relevant Index Business Day;

“ERd-1” is the Preceding Day Harvest TV ER Closing Level;

“TBAFd” is the TBill Accrual Factor for the relevant Harvest Index Business Day; and

“n” is the number of days that are not Harvest Index Business Days during the period from (but excluding) the Harvest Index Business Day immediately preceding the relevant Harvest Index Business Day to (but excluding) the relevant Harvest Index Business Day.

For the purposes of this paragraph:

“TBill Accrual Factor” means, in respect of an Harvest Index Business Day, an amount calculated by the Index Sponsor in accordance with the following formula:

(1 - 91/360 × TBR)^(-1/91) –1

Where:

“TBR” means the closing three-month Treasury Bill rate appearing on Reuters Page US3MT =RR (or such page or service as may replace Reuters Page US3MT = RR for the purposes of displaying three-month Treasury Bill rates) in respect of the Harvest Index Business Day immediately preceding the relevant Harvest Index Business Day (the "TBill Determination Date") or if such rate is not published in respect of the TBill Determination Date, the closing three-month Treasury Bill rate last published prior to the TBill Determination Date.

The Harvest TV ER Closing Level

Subject to any Index Adjustment Event (as defined below), the Harvest TV ER Closing Level on each Harvest Index Business Day is calculated by the Index Sponsor as the product of (A) the Harvest TV ER Closing Level on the TV Rebalancing Date immediately preceding such Harvest Index Business Day and (B) the sum of (i) 1 and (ii) the product of (x) the Allocation on the TV Rebalancing Date immediately preceding such Harvest Index Business Day and (y) (a) the quotient of (i) the Harvest ER Closing Level of the Base Index on such Harvest Index Business Day (as numerator) and (ii) the Harvest ER Closing Level of the Base Index on the TV Rebalancing Date immediately preceding such Harvest Index Business Day less (b) 1. Expressed as a formula:

Where:

“TV(t)” is the Harvest TV ER Closing Level for the relevant Harvest Index Business Day;

“TV (m(t))” is the Harvest TV ER Closing Level on the TV Rebalancing Date immediately preceding the relevant Harvest Index Business Day;

“Allocation (m(t))” is the Allocation on the TV Rebalancing Date immediately preceding the relevant Harvest Index Business Day;

“Index (t)” means the Harvest ER Closing Level of the Base Index on the relevant Harvest Index Business Day; and

“Index (m(t))” means the Harvest ER Closing Level of the Base Index on the TV Rebalancing Date immediately preceding the relevant Harvest Index Business Day.

Corrections to the TV TR Closing Level

In calculating the TV TR Closing Level, the Index Sponsor shall have regard to subsequent corrections to the Harvest ER Closing Level of the Base Index in the period up to and including the Index Valuation Time on the third Harvest Index Business Day following the Harvest Index Business Day to which the TV TR Closing Level relates but not thereafter.

Index Adjustment Events

An “Index Adjustment Event” may occur if a Base Index Disruption Event occurs in relation to the Base Index on any Base Index Scheduled Publication Day, in which case the Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the closing levels by reference to the Harvest ER Closing Level of the Base Index on the immediately preceding Valid Date for a period of up to ten successive Base Index Scheduled Publication Days; or

(ii)	select a Successor Base Index in respect of the Base Index; or

(iii)	permanently cancel the Harvest Index and the publication of the closing levels relating to the Harvest Index.

In the case of (i) above, if a Base Index Disruption Event continues for the period of ten successive Base Index Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (ii) or (iii) above shall apply, as selected by the Index Sponsor in its sole and absolute discretion.

If a Base Index Cancellation or Base Index Modification occurs, the Index Sponsor will on the day on which such Base Index Modification or Base Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either (a) select a Successor Base Index in respect of the Base Index; or (b) permanently cancel the Harvest Index and the publication of the closing levels relating to the Harvest Index or (c) make such determinations and/or adjustments to the terms of this description of the Harvest Index as it considers appropriate to determine the closing levels on any such day.

For the purposes of this description:

“Base Index Disruption Event” means, in respect of the Base Index, on a Base Index Scheduled Publication Day the Index Sponsor fails to calculate and announce a closing level.

“Base Index Scheduled Publication Day” means, in respect of the Base Index, a day on which the Harvest ER Closing Level is (or but for the occurrence of a Base Index Disruption Event or Force Majeure Event (as defined below) would have been) published.

“Base Index Cancellation” means, in respect of the Base Index, on or prior to a Harvest Index Business Day the Index Sponsor permanently cancels the Base Index and no Successor Base Index exists.

“Base Index Modification” means, in respect of the Base Index, on or prior to a Harvest Index Business Day the Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating the Base Index or in any other way materially modifies the Base Index (other than a modification prescribed in that formula or method to maintain the Base Index in the event of changes in the constituent contracts or commodities and other routine events).

The “Index Valuation Time” means 11:00 pm (London time) on each Harvest Index Business Day or, if the publication time of any closing price in respect of any commodity underlying the Base Index is amended, such other time as the Index Sponsor may determine and announce to be the Index Valuation Time.

“Successor Base Index” means, in respect of the Base Index, if the Base Index is (A) not calculated and announced by the Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (B) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of the Base Index then, in each case, that index will be deemed to be the Base Index for the purposes of determining the Harvest Commodity ER Closing Level.

“Valid Date” means a day which is a Base Index Scheduled Publication Day and a day in respect of which a Base Index Disruption Event has not occurred.

Force Majeure Events

If a Force Majeure Event occurs on an Harvest Index Business Day, the Index Sponsor may in its discretion:

(i) make such determinations and/or adjustments to the terms of the Harvest Index as it considers appropriate to determine the TV TR Closing Level on any such Harvest Index Business Day; and/or

(ii) defer publication of the information relating to the Harvest Index until the next Commodity Index Business Day on which it determines that no Force Majeure Event exists; and/or

(iii) permanently cancel publication of the information relating to the Harvest Index.

For the purposes of this description:

A “Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the determination of the TV TR Closing Level in respect of the Harvest Index.

Index Sponsor

All determinations made by the Index Sponsor will be made by it in good faith and in a commercially reasonable manner by reference to such factors as the Index Sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error.

Change in the Methodology of the Harvest Index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Harvest Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate.  The Index Sponsor may also make modifications to the terms of the Harvest Index in any manner that it may deem necessary, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Harvest Index.

Publication of TV TR Closing Levels

Subject to the information provided in “Index Adjustment Events” and “Force Majeure Events” above, the Index Sponsor will publish the TV TR Closing Level on Bloomberg page DBCMHVEE <index> or any successor thereto, for each Index Business Day as soon as practicable after the Index Valuation Time.

In case of any conflict between the TV TR Closing Level published on Bloomberg page DBCMBTVE <Index> and the TV TR Closing Level as calculated pursuant to the Index description contained herein and the related Index rules (the “Rules”), the TV TR Closing Level calculated pursuant to the Index Rules will prevail.

Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum Yield™

The DBLCI-OY’s “Optimum Yield” component, which is utilized by each Base Index, employs a rules-based approach when the DBLCI-OY rolls from one futures contract to another. Rather than selecting the new commodity futures contract (an “Exchange Traded Instrument”) based on a pre-defined schedule, the DBLCI-OY rolls to a successor Exchange Traded Instrument from a list of tradable Exchange Traded Instruments set to expire within the next 13 months in a manner that seeks to generate the maximum implied roll yield. In this way, the DBLCI-OY seeks to maximize the potential roll benefits in backwardated markets and minimize loss in contango markets.

If the price of a futures contract is greater than the spot price, the market is in contango. If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as the time to expiry of a futures contract decreases, the price generally will tend toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Thus, a contango market will tend to impact negatively the level of an index while a market in backwardation will tend to impact positively the level of an index.

The DBLCI-OY sub-indices (each a "DBLCI-OY Sub-Index") each reflect the performance of one of the following commodities: WTI Sweet Light Crude Oil, Brent Crude Oil, Gasoline, Gasoil, Heating Oil, Chicago Wheat, Kansas City Wheat, Corn, Soybeans, Sugar, Cotton, Cocoa, Coffee, Aluminum, Copper, Zinc, Nickel, Lead, Gold, Silver, Natural Gas, Live Cattle, Feeder Cattle and Lean Hogs.  The sponsor of each DBLCI-OY Sub-Index is Deutsche Bank AG, London Branch.

On the first day of each month that is a business day in New York, each DBLCI-OY Exchange Traded Instrument is tested for continued inclusion in the DBLCI-OY based on the month in which the contract delivery of the underlying DBLCI index constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For each DBLCI-OY sub-index, the new Exchange Traded Instrument selected will be the contract with the maximum implied roll yield based on the closing price for each Eligible Contract. An “Eligible Contract” is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the DBLCI-OY, and (ii) no later than the 13th month after the applicable first New York business day. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

A closing level for each DBLCI-OY Sub-Index will be calculated by the Index Sponsor on an “excess return” basis. The closing level for a DBLCI-OY Sub-Index is based on the closing price of the underlying futures contracts for such DBLCI-OY Sub-Index on the relevant Index Business Day.  The closing level of each DBLCI-OY Sub-Index is quoted in U.S. dollars and is published by the Index Sponsor on each Index Business Day.

Historical Information

The Deutsche Bank Commodity Booster-Dow Jones-UBS 14 TV IndexTM Excess Return

The publication of the Booster Index began on August 8, 2009.  The historical performance data below from August 8, 2009 through March 26, 2010 represent the actual performance of the Booster Index. The historical performance data prior to August 8, 2009 reflect a retrospective calculation of the levels of the Booster Index using archived data and the current methodology for the calculation of the Booster Index. The closing level of the Booster Index on March 26, 2010 was 280.24. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Booster Index was possible at any time prior to August 8, 2009. The historical levels of the Booster Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level of the Booster Index. We cannot give you assurance that the performance of the Booster Index will result in the return of your initial investment.

The Deutsche Bank Commodity Harvest - 10 IndexTM USD Total Return

The publication of the Harvest Index began on October 25, 2008. The historical performance data below from October 25, 2008 through March 26, 2010 represent the actual performance of the Harvest Index. The historical performance data prior to October 25, 2008 reflect a retrospective calculation of the levels of the Harvest Index using archived data and the current methodology for the calculation of the Harvest Index. The closing level of the Harvest Index on March 26, 2010 was 813.96. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Harvest Index was possible at any time prior to October 25, 2008. The historical levels of the Harvest Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Reference Level of the Harvest Index. We cannot give you assurance that the performance of the Harvest Index will result in the return of your initial investment.

GENERAL TERMS OF THE SECURITIES

Market Disruption Events

Adjustments to Valuation Dates

If a Market Disruption Event affecting one or more Exchange Traded Instruments underlying a Basket Index is in effect on a Valuation Date or if any Valuation Date is not a trading day with regard to any Exchange Traded Instrument, the Calculation Agent will calculate the closing level of the Basket Index for the Valuation Date using:

(a)	for each Exchange Traded Instrument, the weight of the Exchange Traded Instrument within the Basket Index on the Valuation Date;

(b)
for each Exchange Traded Instrument for which the Valuation Date was a trading day and which did not suffer a Market Disruption Event on such day, the closing price for such Exchange Traded Instrument on that day; and

(c)
subject to the following paragraph, for each Exchange Traded Instrument for which the Valuation Date was not an trading day or which suffered a Market Disruption Event on such Valuation Date, the closing price for the Exchange Traded Instrument on the immediately succeeding trading day for such Exchange Traded Instrument on which no Market Disruption Event occurs or is continuing with respect to or affecting such Exchange Traded Instrument (a “Good Day”).

If a Good Day does not occur by:

(x)	the scheduled trading day after the Trade Date; or

(y)	the fifth scheduled trading day after the scheduled Valuation Date (other than a Trade Date),

then the Calculation Agent will determine and use in calculating the closing level of the Basket Index based on the closing price for the affected Exchange Traded Instrument on the scheduled trading day after the Trade Date or the fifth scheduled trading day (as applicable) in good faith and in a commercially reasonable manner.

Any Valuation Date for the Basket Index not affected by a Market Disruption Event will be the scheduled Valuation Date and is not subject to any adjustment set forth above.

Consequences for Adjustments to Valuation Dates

If an adjustment is made for Market Disruption Events and non-trading days, and the date as of which the Calculation Agent determines the closing level of the Basket Index falls less than three business days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the third business day following the date as of which the Calculation Agent determines the closing level of the Basket Index for such Valuation Date. If a scheduled Maturity Date is not a business day, such Maturity Date will be postponed to the next succeeding business day, subject to postponement in the event that a Market Disruption Event exists on the applicable Valuation Date as described above.

Market Disruption Events for Commodity Based Index

With respect to a Basket Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

•
a termination or suspension of, or material limitation or disruption in the trading of any Exchange Traded Instrument (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of an applicable Exchange Traded Instrument imposed by the Relevant Exchange on which such Exchange Traded Instrument is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such Relevant Exchange) within the Basket Index (or the relevant successor Index); or

•
the settlement price of any Exchange Traded Instrument within the Basket Index (or the relevant successor Index) has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the rules of the Relevant Exchange; or

•	failure by the Relevant Exchange or other price source to announce or publish the settlement price of any Exchange Traded Instrument within the Basket Index (or the relevant successor Index); or

•	failure by the Index Sponsor (or the relevant successor Index Sponsor) to publish the closing level of the Basket Index (or the relevant successor Index); or

•	a Commodity Hedging Disruption Event (as defined below).

“Exchange Traded Instrument” means a futures contract relating to a commodity underlying a Basket Index.

“Business day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

“Trading day” means, for each Basket Index separately, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for such Basket Index, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

“Relevant Exchange” means, for each Basket Index, the primary organized exchange or markets of trading, as determined by the Calculation Agent, for (i) any component then included in such Basket Index, or (ii) any futures or options contract or fund related to such Basket Index or to any component then included in such Basket Index.

Commodity Hedging Disruption Events

If a Commodity Hedging Disruption Event occurs, we will have the right, but not the obligation, to accelerate the payment on the securities by providing, or causing the Calculation Agent to provide, written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, as promptly as possible and in no event later than the business day immediately following the day on which such Commodity Hedging Disruption Event occurred. The amount due and payable per Face Amount of securities upon such early acceleration will be determined by the Calculation Agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. We will provide, or will cause the Calculation Agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a Commodity Hedging Disruption Event.

A “Commodity Hedging Disruption Event” means that:

(a)
due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the CFTC or any exchange or trading facility), in each case occurring on or after the pricing date, the Calculation Agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit); or

(b)
for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the securities, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

Discontinuation of an Index; Alteration of Method of Calculation

If the sponsor of a Basket Index discontinues publication of such Basket Index and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any closing level will be determined by reference to the level of such Successor Index at the close of trading on the Relevant Exchange or market for the Successor Index on any date on which a value for such Basket Index must be taken for the purposes of the security, including any Valuation Date (“Relevant Date”).

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities or securities.

If the sponsor discontinues publication of a Basket Index prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then the Calculation Agent will determine the closing level for such Basket Index for such date. Such closing level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the relevant Basket Index or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising such Basket Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating a Basket Index or a Successor Index, or the level thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that the level of such Basket Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Basket Index or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the closing level of such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to such Basket Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant closing level with reference to such Basket Index or Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Index or Successor Index is modified so that the level of such Basket Index or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Index or Successor Index), then the Calculation Agent will adjust such Basket Index or Successor Index in order to arrive at a level as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent

Deutsche Bank AG, London Branch will act as the “Calculation Agent” for the securities. The Calculation Agent will determine all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event or a discontinuation of a Basket Index and whether there has been a material change in the method of calculating a Basket Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the levels of the Basket Indices will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per security at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment Upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA“) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies only to an investor who holds the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold the securities as a part of a hedging transaction, straddle, conversion or integrated transaction, U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar, or individual non-U.S. investors who are present in the United States for 183 days or more in the taxable year in which their securities are sold or retired.

Tax Treatment of the Securities

We believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments, some of which are discussed below) and with respect to tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the securities as prepaid financial contracts will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment prior to Maturity. You should not recognize taxable income or loss over the term of the securities prior to maturity, other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the securities. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss generally should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though we will not be required to make any payment with respect to the securities other than the Redemption Amount. In addition, any income on the sale, exchange or retirement of the securities would be treated as ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Other alternative U.S. federal income tax characterizations of the securities might also require you to include amounts in income during the term of the securities and/or might treat all or a portion of the gain or loss on the sale or settlement of the securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any reconstitution, rebalancing, recomposition, change in methodology of or substitution of a successor to a Basket Index, Base Indices or indices underlying Base Indices could be treated as a “deemed” taxable exchange that could cause you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) a foreign estate or trust.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the securities should not be subject to U.S. federal income tax, including withholding tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In this case, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Tax Consequences under Possible Alternative Treatments. If the securities were treated as indebtedness, any income from the securities would not be subject to U.S. federal income tax, including withholding tax, provided generally that (i) you certified on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfied applicable requirements; and (ii) any income from the securities was not effectively connected with your conduct of a trade or business in the United States.

As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

The proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The issue price of the securities includes each agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Basket Indices, the components underlying the Basket Indices, or securities whose value is derived from the Basket Indices or their constituents. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Basket, and therefore effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Indices, the components underlying the Basket Indices, or securities whose value is derived from the Basket Indices or its constituents. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Basket Indices or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”) as agents and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI and DBTCA, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page of the pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the pricing supplement.

The Agents will receive or allow as a concession to other dealers discounts and commissions that will depend on market conditions on the Trade Date. In no event will such discounts and commissions exceed 0.50% or $5.00 per $1,000 Face Amount. The Agents may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount. Deutsche Bank AG will reimburse DBSI for such fees. The fees paid during the term of the securities will not exceed 8% of the aggregate amount of the securities issued. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The issue price of the securities includes fees paid with respect to the securities and the cost of hedging the issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to the pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three business days after the Trade Date.